                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement         /X/ Confirming Copy

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        First Community Bancorp, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        First Community Bancorp, Inc.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: $125

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.: Schedule 14A

- --------------------------------------------------------------------------------

     (3) Filing party: First Community Bancorp, Inc.

- --------------------------------------------------------------------------------

     (4) Date filed: March 30, 1995  Via Paper

- --------------------------------------------------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                          1ST COMMUNITY BANCORP, INC.
                          TO BE HELD ON APRIL 27, 1995

                               109 East Division
                             Sparta, Michigan 49345
                           Telephone: (616) 887-7366


General Information

                 This Proxy Statement is being furnished to holders of common stock, $10.00 par value per share, of 1st Community Bancorp, Inc. (the "Corporation"), in connection with a proxy solicitation by the Corporation's Board of Directors for use at the Annual Meeting of Shareholders of the Corporation to be held on April 27, 1995 (the "Annual Meeting"), and any adjournment thereof. The Annual Meeting will be held at Cleo's Banquet Room, 5225 Alpine, N.W., Grand Rapids, Michigan, at 7:30 p.m. Eastern Standard time. The first date on which proxy materials are being mailed or given to shareholders is on or about April 5, 1995.


Purposes of the Annual Meeting

                 The purposes of the Annual Meeting are to elect directors, to approve the Board of Directors' selection of accountants for the Corporation's current fiscal year, and to consider all other business that may properly come before the Annual Meeting and any adjournment thereof.


Voting by Proxy

                 If a Proxy in the form distributed by the Corporation is properly executed and returned, the shares represented by that Proxy will be voted at the Annual Meeting and at any adjournment thereof. If a shareholder designates a particular choice, the Proxy will be voted in accordance with that choice. If no specific choice is made, the shares represented by the Proxy will be voted "for" the election of all nominees as directors, and "for" the approval of management's selection of accountants for the Corporation's current fiscal year. The Corporation's management is unaware of any other business to be presented at the Annual Meeting, but if other business is presented the Proxy will be voted in accordance with the recommendations of the Corporation's management.

                 Any shareholder who submits a Proxy has the right to revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Corporation at the Corporation's main office or by orally revoking it at the Annual Meeting. Therefore, signing and returning the Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person.


Solicitation of Proxies

                 The Board of Directors is soliciting proxies for the Annual Meeting by mailing these proxy materials to all of the Corporation's current shareholders. Additionally, Proxies may be solicited personally, by telephone, telegram or otherwise, by officers, directors and employees of the Corporation, without special compensation for such solicitations.


Election of Directors

                 The Bylaws of the Corporation provide that there shall not be less than nine (9) nor more than fifteen (15) directors. The Articles of Incorporation provide that the Board of Directors shall be divided into three
(3) classes with the term of one (1) class expiring each year. At its August 15, 1990 meeting, the Board of Directors, acting under the Articles of Incorporation and Bylaws of the Corporation, increased the number of members of the Corporation's Board of Directors from eleven (11) to thirteen (13). One new position was created in Class II and one new position was created in Class III.

                 The Corporation amended its Bylaws at the September, 1993 meeting of the Board of Directors. The amendment increased the number of consecutive three (3) year terms that a Corporation Board member may serve from three (3) to five (5). The Board of Directors of the Bank adopted a similar Bylaw amendment by increasing the number of consecutive one (1) year terms that a Bank Board member may serve from ten (10) to fifteen (15). An individual who has served for five (5) consecutive three (3) year terms in the case of the Corporation or fifteen (15) consecutive one (1) year terms in the case of the Bank will not be eligible again for a period of three (3) years.

                 The Board of Directors of the Corporation and Bank accepted the resignation of Marvin J. Besteman effective October 1, 1994, as President and Chief Executive Officer. He will no longer serve as a director of the Corporation or the Bank. Linda R. Pitsch was appointed at the December 14, 1994 Board of Directors Meetings of the Corporation and the Bank to fill the vacancy in Class III directors which resulted from the resignation on October 1, 1994 of Marvin J. Besteman. Jae M. Maxfield was appointed at the January 11, 1995 Board of Directors Meetings of the Corporation and the Bank to fill the vacancy which existed in Class III directors with their respective terms expiring at the 1996 Annual Meetings of the Corporation and the Bank. Effective February 20, 1995, Mary Jean Herwaldt reached mandatory retirement age as established in the Bylaws and, therefore, no longer serves as Director or Secretary of the Corporation or the Bank, leaving a vacancy in Class III directors.

                 After the election of Class II directors at the Annual Meeting of Shareholders on April 27, 1995, there will be eleven (11) members of the Board of Directors. Two (2) vacancies will exist on the Board. The Board of Directors may elect to fill one or both of these vacancies pursuant to the authority granted by the Articles of Incorporation.

                 The Board of Directors has nominated the following four
(4) persons for election as Class II directors to the Corporation's Board of Directors at the Annual Meeting:

                          Lawrence D. Bradford
                          Lewis G. Emmons
                          Frank G. Berris
                          Stuart Goodfellow

                 All of the nominees are presently members of the Corporation's Board of Directors. Class II Directors are to be elected at the Annual Meeting to serve a three (3) year term ending at the Annual Meeting of Shareholders in 1998, and until their successors are elected and qualify, or until their resignation or removal. The nominees have expressed a willingness to be elected and to serve as members of the Board of Directors. In the event that any of the nominees are unable to serve or are otherwise unavailable for election, events which management does not anticipate, the incumbent Board of Directors of the Corporation may select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the nominee selected. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of nominees than are named above.

                 THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS.


Directors and Executive Officers

                 The Corporation's Board of Directors has thirteen (13) authorized positions, of which eleven (11) positions are currently occupied. All of the members of the Corporation's Board of Directors also serve as Directors of the Bank. The Corporation's Articles of Incorporation provide for the election of Directors in three (3) classes. Approximately one-third (1/3) of the Directors are elected annually to serve for a term of three (3) years.

                 The following information describes each nominee and each director continuing to serve, including their name, age, principal occupation, the year in which they first became a director of the Corporation, directorships in other business corporations, committees of the Corporation and the Bank that they serve on, and the number of shares of the Corporation's Common Stock beneficially owned by them and by all directors and officers as a group and the percentage of such shares to the total shares outstanding on December 31, 1994 (see Notes (1) and (2)).

                                   Directors

                       Nominees for Election to the Board
                       of Directors as Class II Directors
                  for a Three Year Term Expiring at the Annual
                     Meeting of Shareholders in April, 1998

Lawrence D. Bradford, 55, Independent Insurance Agent and part-owner of Bradford Insurance Centre, Ltd.; joined the Corporation's Board of Directors in 1986; served as a Director of the Bank from 1974 to the present; serves as Chairman of the Corporation's and the Bank's Personnel/Compensation Committee and as a member of the Executive Committee and Ad Hoc Committee of the Corporation and the Bank.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .     723(4)

Lewis G. Emmons, 50, President and a Director of Emmons Development-Real Estate, Special Projects Coordinator for Great Day Food Stores; joined the Corporation's Board of Directors in 1986; served as a Director of the Bank from 1978 to the present; serves as a member of the Corporation's and the Bank's Personnel/Compensation Committee, and Pension Plan Administration Committee.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .    3866(3)(4)   1.0%

Frank G. Berris, 47, President and Owner of American Gas & Oil, Inc., Past President of West Michigan Oilman's Club, Member of Michigan Petroleum Association, American Quarter Horse Association, Michigan Quarter Horse Association and the Michigan Association of Convenience Stores; joined the Corporation's and the Bank's Board of Directors in 1991; serves as a member of the Corporation's and Bank's Audit, Investment and Asset Liability Committees.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .     961

Stuart Goodfellow, 51, Owner of Goodfellow Blueberry Farms and Goodfellow Vending Services; past Vice President and Director of the Michigan Blueberry Growers Association; joined the Corporation's and the Bank's Board of Directors in 1991; serves as a member of the Corporation's and Bank's Personnel/Compensation, Investment, and Asset Liability Committee and Audit Committees.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .    4535(4)    1.1%

                              Class III Directors
                    Members of the Board of Directors Whose
                       Terms Expire at the Annual Meeting
                         of Shareholders in April, 1996

Jae M. Maxfield, 49, Director, President and CEO of the Corporation and Bank since January 11, 1995. Mr. Maxfield previously served from 1974 to 1993 as President and CEO of the Society Bank in Monroe, Michigan, formerly a subsidiary of First of America Bank, and known initially as Erie State Bank. From 1993 through January 10, 1995, Mr. Maxfield operated Maxfield Associates, an association of financial advisors engaged in providing financial services to business and professional occupations. Mr. Maxfield remains the owner of Maxfield Associates. Mr. Maxfield also serves as a Director of West Shore Computer Services, Inc. of Scottville, Michigan and previously served as Chairman of Monroe County Chamber of Commerce Board of Directors, Monroe County Industrial Development Board of Directors, Monroe Downtown Development Authority, Monroe County Strategic Planning Symposium, Monroe County Community Foundation Board of Directors Strategic Planning Committee and served on the Monroe County Center for the Arts Advisory Board and Frenchtown Industrial Park Advisory Board. Mr. Maxfield was an instructor for Monroe County Community College and served on their Curriculum Advisory Committee.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .    None

Linda R. Pitsch, 47, Sr. Vice President and Cashier of Sparta State Bank. Serves as director of the Corporation and the Bank since December 14, 1994 and as Secretary of Corporation and Bank as of February 20, 1995. Mrs. Pitsch has been an employee of Sparta State Bank since September 1969. Mrs. Pitsch serves as Director and President of the Grand Rapids Chapter of the American Institute of Banking, Instructor at Davenport College of Business and serves on its Accounting Advisory Board. Mrs. Pitsch is a member of the Village of Sparta Board of Appeals and acts as a business consultant to the Junior Achievement Class at Sparta Area Schools.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .     297

Jon E. Pike, 53, Certified Public Accountant and Managing Partner of Beene, Garter & Co., CPAs, Grand Rapids, Michigan; appointed to the Corporation's and the Bank's Board of Directors in September, 1990 to fill the vacancy in Class III directors; serves as a Director of Wm. A. Rogers & Co., a retail hardware business in Sparta, Michigan and President and Director of B.G. Systems, Inc., a computer software business affiliated with Beene, Garter & Co., both of which are for-profit entities; serves as a Director of Celebration on the Grand, of Grand Rapids, Michigan, and as a director of Denver Seminary, of Denver, Colorado, both of which are non-profit corporations; serves as Chairman of the Corporation's and the Bank's Audit Committee and as a member of the Corporation's and Bank's Pension Plan Administrative, and Ad Hoc Committees.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .       687(4)


                               Class I Directors
                       Members of the Board of Directors
                    Continuing in Office Whose Terms Expire
              at the Annual Meeting of Shareholders in April, 1997

L. Edmond Eary, Jr., M.D., 66, Medical Doctor, retired solo practitioner, served as an Associate Professor of Family Practice, College of Human Medicine, Michigan State University until June 30, 1988; joined the Corporation's Board of Directors in 1986; Director of the Bank from 1969 to the present and Vice-Chairman of the Board of Directors of the Corporation and the Bank from May 16, 1990 to May 15, 1991, Chairman of the Board of Directors for the Corporation and the Bank from May 15, 1991 to the present; Director of Northwest Ambulance Corp., a non-profit corporation and a Past President, Director and Treasurer of the Michigan Academy of Family Physicians; serves as a member of the Corporation's and the Bank's Ad Hoc, Investment, and Asset/Liability Committees and Chairman of the Corporation's and the Bank's Executive Committee.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .   2101(3)

Walter Hill, 68, part owner of Hill Brothers Fruit Farm and Cider Mill; joined the Corporation's and the Bank's Board of Directors in 1986; Director of the Bank from 1983 to the present; Director of Jack Brown Produce and Michigan Agricultural Commodities Marketing Association; serves as a member of the Corporation's and the Bank's Personnel/Compensation Committee.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .   5270(3)      1.3%

Andrew Zamiara, 53, Registered Pharmacist and President/Manager of Momber Pharmacy and Gift Shop; appointed to the Corporation's and the Bank's Board of Directors in August, 1990 to fill the Class I vacancy created by the death of
H. Paul McFall; serves as a member of the Corporation's and the Bank's Investment and Asset/Liability, and Personnel/Compensation Committees.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .    762(4)

         William F. Cutler, Jr., 47, formerly Vice President of the H. H. Cutler Company; joined H. H. Cutler on January 5, 1970 and worked there until January 28, 1994. The H. H. Cutler Company was sold to VF (Vanity Fair) Corporation on January 4, 1994. Mr. Cutler became a Director of the Corporation and the Bank on October 13, 1993. Mr. Cutler is President of the Board of Directors of the Sparta Health Center of which he has been a Director since 1981. Mr. Cutler is also a Trustee of the Rockford Education Foundation.

         Shares of the Corporation's Common
                 Stock owned beneficially . . . . . . .    825

                 All Directors and Executive Officers as a group (16 persons) owned 24,853 shares of Common Stock of the Corporation as of March 1, 1995, representing approximately 6.1% of the outstanding shares. (1)(2)(3)(4)

                 (1) Except as otherwise indicated, each Director has sole voting and investment power over the shares he or she beneficially owns.

                 (2) Where no percentages are shown for the shares owned by the nominee, the percentage of ownership is less than 1%.

                 (3) Includes shares held by family members of certain Directors and Officers in which such Directors and Officers disclaim any beneficial interest.

                 (4)      Includes shares owned jointly with spouse.


                 Except as discussed above, each of the nominees or Directors of the Corporation has had the principal occupation set forth above or has been an executive officer or partner with the respective organization for the past five (5) years.

                 There are no family relationships between any director, executive officer, or person nominated or chosen by the Corporation to become a director or executive officer.


                               Executive Officers

                                                                             Years As An
                                                                          Executive Officer
                                                                               Of The
Name                              Age      Position with Corporation         Corporation
- ----                              ---      -------------------------         -----------
L. Edmond Eary, Jr.
 M.D.                             66       Chairman of the Board              4
                                           (since May 15, 1991)

Jae M. Maxfield                   49       President/Chief Executive          0
                                           Officer (since January 11,
                                           1995)

Denis L. Crosby                   52       Vice President (since May 15,      4
                                           1991)

Linda R. Pitsch                   47       Secretary (since February 20,
                                           1995); Senior Vice President
                                           (since January 1, 1993)
                                           and Cashier (since August 1,
                                           1984) of Sparta State Bank             0


Thomas L. Lampen                  39       Treasurer (since March 12,             9
                                           1986)

Gerald P. David                   56       Senior Vice President of Sparta        0
                                           State Bank (since January 1, 1985)

                 There are no arrangements or understandings between any of the directors, executive officers or any other persons pursuant to which any of the directors or executive officers of the Corporation have been selected for their respective positions. None of the directors, nominees or executive officers are involved in any material pending legal proceedings other than ordinary, routine litigation incidental to the business to which the Corporation or any of its subsidiaries is a party or of which any of their property is subject.


Voting Securities

                 As of March 1, 1995, the Corporation had Four Hundred Five Thousand Seven Hundred Sixty (405,760) issued and outstanding shares of voting common stock, $10.00 par value per share, all of the same class ("Common Stock"). All holders of record of Common Stock as of 5:00 p.m. Eastern Standard time on March 24, 1995 will be entitled to vote at the Annual Meeting and any adjournment thereof. Each share of Common Stock is entitled to cast one (1) vote on each matter presented for a vote at the Annual Meeting.


Security Ownership of Certain Beneficial Owners

                 The Corporation's management is not aware of any beneficial owners of more than 5% of the Corporation's Common Stock as of December 31, 1994.


Transactions with Management

                 Directors, executive officers and their associates were customers of, and had transactions with, the Bank in the ordinary course of business in 1994. Comparable transactions may be expected to continue in the future.

                 Certain directors and executive officers of the Corporation and the Bank, members of their immediate families, and business affiliates of certain directors and executive officers were indebted to the Bank from time to time during 1994. As of December 31, 1994, the outstanding aggregate balance of the loans to such persons was approximately $2,048,710. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                 On May 22, 1990, the Bank opened a new branch facility on the corner of Division Street and Ida Red Avenue in Sparta, Michigan. Bradford Insurance Centre Ltd. has entered into a Lease and Option to Purchase with the Bank providing for the lease/purchase of a portion of the land and building which is also occupied by the Bank. Mr. Bradford and two of his brothers are the stockholders of Bradford Insurance Centre Ltd. The Lease and Option to Purchase was negotiated by the Bank and Bradford Insurance Center, Ltd. on an arm's length basis and contains terms and conditions comparable to other lease/purchase transactions in the area.


Committees of the Board of Directors

                 The Board of Directors of the Corporation and the Bank have identical committees that are served by the same individuals. The Corporation's Board of Directors had sixteen (16) meetings, including both regularly scheduled and special meetings, which were held during the last full fiscal year. All Directors attended at least 75% of the meetings of the Board of Directors and the various committees of which they are members. The various committees of the Corporation and the Bank as they existed on December 31, 1994 are discussed below.


                 Investment Committee

                 In 1994, the Corporation's Board of Directors had a standing Investment Committee comprised of five (5) Directors, two (2) executive officers of the Corporation and two (2) members from the Bank's management: Dr.
L. Edmond Eary (Chairman), Walter Hill, Thomas Lampen, Kelly Potes, Gerald David, Denis Crosby, Andrew Zamiara, Stuart Goodfellow and Frank Berris. The duties of this committee include monitoring the written Investment Policy of the Bank and reviewing portfolio composition and reports to the Board of Directors. Three (3) meetings were held in 1994.

                 Asset/Liability Committee

                 In 1994, the Corporation's Board of Directors had a standing Asset/Liability Committee comprised of the same members who served on the Investment Committee. The functions of this committee include responsibility and authority to carry out directives among all areas of the Bank which are consistent with the policies set forth by the Board of Directors and monitoring interest rate risk. The Investment and Asset/Liability Committees meet concurrently. Three (3) meetings were held in 1994.

                 Audit Committee

                 In 1994, the Corporation's Board of Directors had a standing Audit Committee comprised of the following four (4) directors who are not employees of the Corporation or the Bank: Jon Pike (Chairman), Stuart Goodfellow, William F. Cutler, Jr. and Frank Berris. The functions generally performed by this committee include reviewing the scope of the Corporation's and the Bank's procedures for internal auditing and the results thereof, reviewing the scope of the audit by external auditors, reviewing the management letter of the external auditors, making a recommendation to the Board of Directors to retain the external auditors of the Corporation for the ensuing fiscal year and reviewing the consolidated financial statements of the Corporation prior to their release. The Audit Committee meets quarterly.


                 Personnel/Compensation Committee

                 In 1994, the Corporation's Board of Directors had a standing Personnel/Compensation Committee comprised of the following six (6) directors, all of whom are not employees of the Corporation or the Bank: Lawrence Bradford (Chairman), Lewis Emmons, Walter Hill, Andrew Zamiara, Stuart Goodfellow, and Mary Jean Herwaldt. The committee receives recommendations from senior management and makes recommendations to the Board of Directors on the total compensation and benefits of the officers of the Bank. The committee also monitors the provisions of the Personnel Manual and sets the parameters for the incentive bonus program of the Bank. The Personnel/Compensation Committee held three (3) meetings in 1994.


                 Pension Plan Administrative Committee

                 In 1994, the Corporation's Board of Directors had a Pension Plan Administrative Committee comprised of the following three (3) directors of the Corporation: Jon Pike, Lewis Emmons, and Mary Jean Herwaldt. This committee functions as needed to administer the established Pension Plan of the Bank. Two (2) meetings of this committee were held in 1994.


                 Loan Review Committee

                 In 1994, the Corporation's Board of Directors had a Loan Review Committee comprised of three (3) non-officer directors of the Corporation serving on a rotating basis as appointed monthly by the Chairman of the Board. This committee reviews all aspects of loan activity for the Bank for the preceding month, including new loans of $25,000.00 or greater, problem loans and loans classified by examiners, loans 60 days or more past due and non-accruals. This

Committee approves loan charge-offs and extensions of credit up to 15% of the capital and surplus of the Bank. The Loan Review Committee held twelve (12) meetings in 1994.


                 Executive Committee

                 In 1994, the Corporation's Board of Directors had a standing Executive Committee comprised of the following directors: Andrew Zamiara (Chairman), Dr. L. Edmond Eary, Lawrence Bradford, and Denis Crosby. Mr. Crosby is also an executive officer of the Bank. This committee may function as the Directors' Loan Review Committee and has the same lending authority as that committee. It may also act in other capacities as authorized by the Board of Directors. The Executive Committee held seven (7) meetings in 1994.


                 Compliance/CRA Committee

                 In 1994, the Corporation's Board of Directors had a standing Compliance/CRA Committee comprised of three (3) Directors, one (1) Executive officer of the Corporation and two (2) members of Bank's management: Linda Pitsch (Chairman), Gerald David, Denis Crosby, Dr. L. Edmond Eary, Mary Jean Herwaldt and Anna Parker. The duties of this committee include monitoring the compliance/CRA program of the Bank, reviewing the external compliance reviews, reviewing implementation of guidelines for new regulations, and reviewing Community Reinvestment Act Compliance Program. Five (5) meetings were held in 1994.

                 Ad Hoc Committee

                 In 1994, the Corporation's Board of Directors had a standing Ad Hoc Committee comprised of four (4) Directors: Jon Pike, Dr. L. Edmond Eary, Lawrence Bradford, and William F. Cutler, Jr. The duties of the committee included evaluating and hiring a search firm for candidates of office of President of the Corporation and Bank and evaluating and presenting to the full Board of Directors possible candidates for office of President of the Corporation and the Bank. Five (5) meetings were held in 1994.

                 Strategic Planning Committee

                 In 1994, the Corporation's Board of Directors established a Strategic Planning Committee for the Corporation and the Bank which included the following directors: Dr. L. Edmond Eary, William F. Cutler, Jr., Andrew Zamiara, Lewis G. Emmons and Marvin J. Besteman. Also included on this Committee were the following employees of the Bank: Thomas L. Lampen, Linda R. Pitsch, Dean Anderson and Kelly Potes. The purpose of this Committee is to conduct strategic planning for the Corporation and the Bank. The Strategic Planning Committee did not meet in 1994.

                 Committee to Consider Acquisitions

                 In 1994, the Corporation's Board of Directors established a Committee to Consider Acquisitions for the Corporation and the Bank which included the following directors: Jon E. Pike, Dr. L. Edmond Eary, Marvin J. Besteman and Lawrence D. Bradford. The purpose of this Committee is to consider potential acquisitions by the Bank and/or the Corporation. The Committee to Consider Acquisitions did not meet in 1994.


Compensation of Directors and Officers

                 The Corporation has paid no remuneration, direct or indirect, to its directors or executive officers since December 31, 1993 for attending any of the meetings described above, other than fees to directors in the amount of $50.00 per person for regular monthly meetings of the Board of Directors. The outside directors of the Corporation were also paid $60.00 per hour by the Bank for meetings of the committees of the Board of Directors. The secretary of the Corporation and the Bank is paid predetermined amounts equal to $25.00 per month and $225.00 per month, respectively, for her services. During fiscal year 1994, a total of $61,720 was paid in director's fees to the directors of the Corporation and the Bank as a group for monthly meetings of the Board of Directors and for committee meetings. No amounts have accrued under any retirement or other employee benefit plan of the Corporation since December 31, 1993.

                 The Board of Directors of the Corporation announced to its shareholders on September 30, 1994, that Marvin J. Besteman resigned his position as President and Chief Executive Officer, effective October 1, 1994. Mr. Besteman no longer serves as a director of the Corporation, but will continue to be affiliated as an advisor and consultant to the Board of Directors until June 30, 1996, when he will take full retirement. Dr. L. Edmond Eary, Jr., Chairman of the Board of Directors, served as interim President and Chief Executive Officer until January 11, 1995 when Jae M. Maxfield was named as the new President and Chief Executive Officer of the Corporation and the Bank. Dr. Eary has been the Chairman of the Board of Directors of the Corporation and the Bank since May 1991. He has been a member of the Corporation's Board of Directors since its formation in November 1986, and a member of the Board of Directors of the Bank since January 1969.

                 The following table sets forth the total compensation paid or accrued by the Bank during the fiscal year ended December 31, 1994 for the Bank's Chief Executive Officer and each of the four (4) most highly compensated executive officers whose total compensation for all services rendered to the Bank exceeded $100,000.

                                                             Summary Compensation Table
                                                             --------------------------

                                         Annual Compensation      Awards                Payouts
             --------------------------------------------------------------------------------------
   (a)          (b)       (c)            (d)        (e)         (f)        (g)         (h)       (i)
                                                                                                 All
  Name                                             Other                                        Other
   and                                            Annual     Restricted                        Compen-
Principal                                         Compen-      Stock     Optional     LTIP    sation($)
Position       Year    Salary($)    Bonus($)(1) sation($)(2) Award(s)($)  SARs($)  Payouts($) (3),(4),(5),
- ---------     ------   ---------    ----------- ------------ ----------- --------  ---------- ------------

Marvin J.      1994     $91,538      $10,023     $38,324     $   0       $  0       $  0       $2,403
 Besteman/     1993     $99,000      $22,097     $22,133         0          0          0       $4,106
 CEO           1992     $95,000      $23,085     $20,235         0          0          0       $3,718

L. Edmond      1994     $10,550      $   0       $   0       $   0        $ 0       $  0       $  0
 Eary/Interim
 CEO

- --------------------

(1) The Bonus column includes the incentive bonus accrued for Mr. Besteman for the fiscal year indicated, which was paid in the following fiscal year.

(2) Other Annual Compensation includes $12,459 for 1994, $13,124 for 1993, and $11,575 for 1992 for the benefit of the automobile provided to Mr. Besteman and the taxes due in connection with this benefit. Other Annual Compensation for 1994 also includes a one-time, lump sum payment of $10,000 to Mr. Besteman in connection with a Separation Agreement and Release, dated September 14, 1994 ("Agreement"), between Mr. Besteman, the Corporation and the Bank and $9,000 representing the value of the automobile previously provided by the Corporation for Mr. Besteman's use, the ownership of which was transferred to Mr. Besteman pursuant to the Agreement.

(3) The All Other Compensation column does not include supplemental retirement benefits payable to Mr. Besteman under an Agreement dated February 19, 1985, as amended by a letter agreement dated October 14, 1987, and the Modified and Amended Employment Agreement dated June 15, 1988 (the "Agreement"). The Agreement provides for payments of $2,083.33 per month for a period of 120 months, subject to the following exceptions. All benefits are forfeited by Mr. Besteman if he becomes an employee, officer, director or consultant of any financial institution with a business location within 50 miles of Sparta, Michigan, within three years after terminating his employment with the Bank. If Mr. Besteman dies after the payments have begun, but before 120 payments have been made, the monthly payments to Mr. Besteman's spouse will be reduced to $1,041.67 per month. If Mr. Besteman and his spouse both die before 120 payments are made, no further benefits shall be paid. If Mr. Besteman dies while (i) employed by the Bank, (ii) receiving disability benefits, or (iii) receiving severance benefits, discussed below, monthly payments of $1,041.67 will be paid to Mr. Besteman's spouse beginning on the first day of the calendar month after Mr. Besteman would have attained age 62 (or the first day of the calendar month after Mr. Besteman's death, if death occurs after attaining age 62). Monthly payments will continue until a total of 120 monthly payments are made or Mr. Besteman's spouse dies, whichever occurs first.

(4) The All Other Compensation column includes $328 for 1994, $1,289 for 1993, and $1,745 for 1992 paid by the Bank under a Split Dollar Insurance Agreement entered into by the Bank and Mr. Besteman on June 15, 1988 ("Split Dollar Insurance Agreement"). The Split Dollar Insurance Agreement provides that Mr. Besteman pays the term cost of a $100,000 life insurance policy and the Bank pays the balance of the annual premium due under the policy. The cash surrender value of the policy equal to the total premiums paid by the Bank is the property of the Bank and any additional cash surrender value is payable to Mr. Besteman. Mr. Besteman's beneficiary or beneficiaries are entitled to a death benefit of $100,000. The balance of the death benefit under the policy at the time of Mr. Besteman's death is payable to the Bank. The All Other Compensation column also includes $702 for 1994, $1,332 for 1993, and $1,260 for 1992 paid by the Bank under a group term life insurance policy. Finally, the All Other Compensation column includes the Bank's matching contributions of $.25 for every $1.00 contributed by Mr. Besteman up to six percent (6%) of his annual salary. These amounts were $1,373 for 1994, $1,485 for 1993 and $713 for 1992.

(5) Mr. Besteman will continue to be affiliated with Sparta State Bank performing such duties and consulting services at such reasonable times and places as the Board of Directors may reasonably request at an annual salary of Fifty Thousand Dollars ($50,000) beginning as of October 1, 1994 through June 30, 1996. Mr. Besteman shall be eligible to receive benefits under the terms and conditions provided for in the Sparta State Bank Employee Handbook through June 30, 1996, or until his employment with the bank is terminated.

(6) Dr. Eary served as the Interim Chief Executive Officer from October 1, 1994 to January 10, 1995.

                               ---------------

Disclosure of Late Filings and Non-Filings

                 Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Corporation's directors, its executive officers, and any persons holding more than ten percent (10%) of the Corporation's common stock are required to report their ownership of the Corporation's common stock and any changes in that ownership to the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established and the Corporation is required to report in this Proxy Statement any failure to file by these dates during 1993 and 1994.

                 Based solely upon review of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that during the 1994 fiscal year all of these filing requirements were satisfied by its directors, officers and 10% beneficial owners, except that one (1) report covering one (1) transaction was filed late by Frank G. Berris, and one (1) report covering one (1) transaction was filed late by Jae M. Maxfield. Information regarding these filings was provided to the responsible officers of the Corporation in a timely fashion, but the filings were not made until after their respective due dates.


Pension Plan

                 The Sparta State Bank Pension Plan (the "Pension Plan") is a defined benefit plan which was originally adopted effective as of April 1, 1968. The Pension Plan is qualified under Section 401(a) of the Internal Revenue Code. The cost of the Pension Plan is borne entirely by the Bank. The purpose of the Pension Plan is to provide retirement benefits to Bank employees. In order to comply with federal law, each participant is fully vested after six Years of Vested Service.

                 Subject to certain minimums, the monthly Normal Retirement Benefit is equal to 1.1% of the participant's Average Monthly Compensation multiplied by his or her Years of Vested Service (without limit on amount), plus 0.6% of the participant's Average Monthly Compensation in excess of Covered Compensation multiplied by his or her Years of Vested Service (up to a maximum of 35 years). "Average Monthly Compensation" means the monthly average of the participant's compensation during the five highest paid consecutive Plan Years during the ten Plan Years immediately preceding his or her termination of employment. "Covered Compensation" means the greater of (i) $1,000.00 or (ii) one-twenty-fourth (1/24) of the covered compensation (determined under IRS regulations) of an individual who attains social security retirement age in the plan year in which the benefit is calculated. Election of available joint and survivor benefits, early retirement benefits and other payment options would reduce monthly retirement benefits.

                 Since retirement benefits under the Pension Plan are based in substantial part upon compensation during the ten (10) years before termination of employment, it is not possible to predict accurately the annual retirement benefits to be paid to any participant. The Pension Table set forth below shows estimated annual benefits payable under the Pension Plan upon retirement to persons in the compensation and years-of-service classifications specified below:

                            Pension Plan Table(1)(2)(3)

    Final
   Average
   Annual                     Years of Benefit Service
Remuneration(4)   10      15      20      25      30      35      40
- --------------- ------- ------- ------- ------- ------- ------- -------

  $  20,000     $ 2,671 $ 4,006 $ 5,341 $ 6,677 $ 8,012 $ 9,347 $10,447

     40,000     $ 6,071 $ 9,106 $12,141 $15,177 $18,212 $21,247 $23,447

     60,000     $ 9,471 $14,206 $18,941 $23,677 $28,412 $33,147 $36,447

     80,000     $12,871 $19,306 $25,741 $32,177 $38,612 $45,047 $49,447

    100,000     $16,271 $24,406 $32,541 $40,677 $48,812 $56,947 $62,447

- ---------------

(1) The amount of contribution with respect to a specified person is not and cannot readily be separately calculated under the actuarial cost method (Entry Age Normal) employed by the plan actuaries. Benefits are annual amounts, based on a straight-life annuity at age 65, and are not subject to offset by Social Security.

(2) The aggregate contribution to the Plan for the 1994 plan year represents 2.00% of the total remuneration covered by the Plan.

(3) The remuneration covered by the Plan includes salary, hourly wages, overtime, incentive pay, bonuses and commissions.

(4) The average of the highest remuneration for five (5) consecutive years during the last ten (10) years of employment.


401(k) Plan

                 The Sparta State Bank 401(k) Retirement Savings Plan (the "Savings Plan") is a 401(k) plan which was established as of July 1, 1992. The Savings Plan is qualified under Section 401(a) of the Internal Revenue Code.

                 The purpose of the Savings Plan is to permit Bank employees to save for retirement on a pre-tax basis. In addition to the pre-tax contributions by Bank employees, the Bank may make discretionary matching and/or profit-sharing contributions to the Savings Plan. If matching and/or profit-sharing contributions are made to the Savings Plan, a participant is fully vested in those contributions after six Years of Vested Service.

                 Each participant in the Plan has an account to record his or her interest in the Plan. The amount of the contributions made by or on behalf of the participants are credited to their accounts. The participant directs the investment of his or her account in various investment funds made available by the trustee of the Savings Plan. A participant's benefit from the Savings Plan is equal to the vested amount in the account when he or she terminates employment with the Bank. Accordingly, it is not possible to accurately predict the benefits to be paid to any participant from the Savings Plan.


Incentive Bonus Plan

                 The Bank's Incentive Bonus Plan (the "Plan") was established for all of the Bank's officers effective for the 1985 fiscal year. The Plan has applied to all employees (both officer and non-officer personnel) commencing with the 1986 fiscal year. The purposes of the Plan are to (i) motivate all personnel of the Bank, (ii) encourage growth of profits and maximization of return on assets of the Bank, and (iii) provide an opportunity for participants to be rewarded for efforts and results that are deemed above average.

                 The Plan was revised for the 1990 fiscal year and consists of a two part plan. The Personal Performance part of the plan is to be paid if the Bank has reached a net profit for the year. Maximum eligible bonuses under this segment of the plan are 12%, 9%, 5% and 3% of base salary for the year for the President, all other officers, full-time employees (those who work 1,000 or more hours during the plan year), and part-time employees (those who work less than 1,000 hours during the plan year), respectively. Bonus awards are determined by an evaluation of each individual's performance.

                 The Bank Profit part of the plan is a guaranteed portion of the profits of the Bank based on the ratio of achieved ROA (return on assets) to maximum ROA. The Board of Directors will annually determine minimum and maximum ROA percentages to govern this plan. Maximum Bank Profit bonus percentages under this segment of the plan are 16.5%, 12.5%, 6.25% and 3.125% of base salary for the year for the President, all other officers, full-time employees and part-time employees, respectively.

                 Determinations of eligibility, funding, allocations and amounts of awards are subject to the review and final approval of the Board of Directors of the Bank. The Bank's executive officers, as a group, who are also executive officers of the Corporation received incentive bonuses totaling $43,436 for the 1994 fiscal year.


Independent Public Accountants

                 The Board of Directors of the Corporation recommends that the shareholders approve management's selection of Crowe, Chizek and Co., C.P.A. to act as the Corporation's accountants for the

Corporation's current fiscal year. Representatives of Crowe, Chizek and Co., C.P.A. will have an opportunity to make a statement at the Annual Meeting if they desire to do so. A representative of Crowe, Chizek and Co., C.P.A. is not expected to be present at the Annual Meeting, or to respond to questions.

                 Crowe, Chizek & Co. has been the external auditor for both the Bank and the Corporation from 1986 to the present. Subject to approval by the Corporation's shareholders, the Corporation's Audit Committee will engage Crowe, Chizek & Co., C.P.A., to perform its annual audit for the fiscal year 1995.

                 Crowe, Chizek and Co., C.P.A., has examined and rendered an unqualified opinion on the consolidated financial statements of 1st Community Bancorp, Inc. for the periods indicated in those statements, which are enclosed with this Proxy Statement.

                          1ST COMMUNITY BANCORP, INC.
                  109 E. Division St., Sparta, Michigan 49345

PROXY/BALLOT SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

   DIRECTORS RECOMMEND: FOR ALL THE NOMINEES LISTED BELOW AND FOR THE OTHER
                           PROPOSALS DESCRIBED BELOW

         The undersigned shareholder of 1st Community Bancorp, Inc., common stock as of stock on record date March 24, 1995, hereby constitutes and appoints L. Edmond Eary, Jr., MD, Jae M. Maxfield and Linda R. Pitsch, and each of them, attorneys for the undersigned, to vote as proxy with respect to all shares owned by or registered in the name of the undersigned with full power of substitution, at the Annual Meeting of the Shareholders of 1st Community Bancorp, Inc., to be held at Cleo's Banquet Room, 5255 Alpine, N.W., Grand Rapids, Michigan, on Thursday, April 27, 1995, at 7:30 p.m., Eastern Standard Time, and any adjournments thereof, with all power which the undersigned would possess if personally present with respect to the following propositions:

1.  ELECTION OF CLASS II DIRECTORS - PLEASE MARK ONE BOX ONLY.

            FRANK BERRIS                                    LEWIS EMMONS
            LAWRENCE BRADFORD                               STUART GOODFELLOW

          / /   FOR all nominees listed (except as marked to the contrary below)
          To withhold authority to vote for any individual nominee(s), write name(s) on below line:
          _____________________________________________________________________

          / /   WITHHOLD authority to vote for all nominees listed.


2. APPROVAL OF THE DIRECTORS' SELECTION OF ACCOUNTANTS, CROWE. CHIZEK AND CO., CPA FOR THE CORPORATION'S CURRENT FISCAL YEAR.

                               MARK ONE BOX ONLY

                 / /   FOR    / /   AGAINST     / /   ABSTAIN

3. TO VOTE AT THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED ABOVE AND FOR THE OTHER PROPOSALS DESCRIBED ABOVE.

Any shareholder who gives a proxy has the right to revoke it at any time before it is exercised. It may be revoked by delivering to the Secretary of the Corporation at the address shown above a written notice of revocation, or by revoking it orally at the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DATED:____________________, 1995
                                              _____________________________
                                                Signature
                                              _____________________________
                                                Signature
                                              _____________________________
                                                Signature

If stock is registered in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee, or guardian, give full title as such.